News Release

Level 8 Systems, Inc. Elects Ralph Martino, Former Vice President of Strategy and Marketing, IBM Global Services, as New Chairman of Board of Directors

Cary, NC—March 9, 2005 (LVEL: OTCBB)—Level 8 Systems, Inc. announced that Ralph Martino has been elected Chairman of the company’s Board of Directors, effective immediately. Mr. Martino, former Vice President of Strategy and Marketing for IBM Global Services, will bring over 30 years of experience and leadership to Level 8.

“Our Cicero product is one of the most exciting technologies I have seen in the past 30 years. The value derived from Cicero’s ability to streamline and enhance business processes across a myriad of industries is what has attracted me to Level 8” noted Mr. Martino. “In my tenure at IBM, I gained valuable insight and experience in developing go-to-market strategies and partner alliances. I believe that Cicero has immediate marketability in the out-sourced call center industry where efficiencies and savings are readily demonstrable. In addition, developing partner alliances will be an immediate focus as System Integrators are a natural extension of our value proposition.”

“Ralph brings an incredible wealth of knowledge and experience to Level 8 from having helped run one of the world’s most successful companies.” said Tony Pizi, Chief Executive Officer of Level 8. “Ralph’s leadership, contacts and go-to-market expertise will benefit our company and its owners.”

Mr. Martino also serves on the Dean’s Advisory Council, Goizueta Business School, Emory University, the Sorin Society and Founders Circle, University of Notre Dame, and is a member of the Alexis de Tocqueville Society of the United Way of America. He received his B.S. in Pre-Med from the University of Notre Dame 1971, and received his MBA from the Goizueta Business School, Emory University 1973.

About Level 8 Systems
Level 8 Systems, Inc. is a provider of high-performance, productivity-enhancing application integration software solutions that enable companies to extend the life, flexibility and operational effectiveness of their mission critical IT investments, substantially improve IT portfolio ROI and more efficiently maximize the business value of complex business systems in use throughout the enterprise. Level 8's breakthrough technologies, products and services assist leading companies in diverse industries such as financial services, government, healthcare, contact center and business process outsourcers, communications, utilities, travel and hospitality, and retail.

Level 8 Systems, Level 8, the Level 8 logo, and Cicero are trademarks of Level 8 Systems, Inc. and/or its affiliates. Other company names are for identification purposes and are the property of, and may be trademarks of, their respective owners.

Except for any historical information contained herein, this news release contains “forward-looking statements” on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters.  Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, that Level 8 may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements.  For a description of other factors that could cause such a difference, please see Level 8’s filings with the Securities and Exchange Commission.

Level 8 Systems Contacts:
Marketing - John Sarazen, (908) 771-0134, or jsarazen@level8.com
Sales - Keith Anderson, (866) LEVEL88, or kanderson@level8.com